INTER-CREDITOR AND STANDSTILL AGREEMENT

THIS INTER-CREDITOR AND STANDSTILL AGREEMENT (“Agreement”) is made and effective as of May 13, 2013 (“Effective Date”) by and among (i) Gordon Snyder, as administrative agent (“Administrative Agent”) for the owners of certain secured promissory notes, convertible notes and redeemable options to certain debt holders (individually and together, the “Secured Creditors”); (ii) Black Diamond Holdings LLC (“BDH”) (iii) additional purchasers as provided by the Elkhorn Streaming Contract (“Additional Purchaser” together with BDH, collectively referred to herein as the "Purchasers") of approximately $25,000,000 of mineral product receivables pursuant to the Amended and Restated Mineral Product Receivables Purchase Agreement dated October 18, 2012 (the "Elkhorn Streaming Contract") which rights and obligations are secured by a specified quantity of gold to be developed from specified mineral deposits owned by Elkhorn Goldfields, Inc. (the “Company”), a wholly owned subsidiary of Eastern Resources, Inc. (the “Parent Company”); (iv) the Company; (v) Elkhorn Goldfields, LLC (“EGLLC”); (vi) Montana Tunnels Mining, Inc. (“MTMI”) and (vii) the Parent Company.

RECITALS

WHEREAS, the Secured Creditors own certain promissory notes issued on various dates and in various amounts (the “Notes”) and redeemable options (“Options”, together with Notes, collectively referred to herein as “Secured Instruments”) secured in part by two (2) instruments: (i) Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing executed and delivered by Elkhorn Goldfields, Inc., in favor of Administrative Agent for the benefit of the Secured Creditors, recorded on May 29, 2009 in the official records of Jefferson County, Montana as documents numbered 233612 (mortgage) and 233614 (First Priority UCC filing) (the “Elkhorn Mine Mortgage,”) and (ii) Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing in favor of Administrative Agent executed and delivered by MTMI, as mortgagor for the benefit of the Secured Creditors, recorded on May 29, 2009 in the official records of Jefferson County, Montana as documents numbered 236384 (mortgage) and 236385 (UCC filing) (the “Montana Tunnels Mortgages,” together with the Elkhorn Mine Mortgages, the “Mortgages”). The Mortgages and their associated fixture filings constitute first liens on the mining properties located in Jefferson County, Montana, commonly known as “The Elkhorn Mine” and “The Montana Tunnels Mine” (together, the “Property”).

WHEREAS, the Secured Creditors hold (i) Notes in the aggregate principal amount of approximately U.S. $21,579,848 which are secured by all of the assets of the Parent Company; and (ii) Options in the aggregate principal amount of U.S. $5,950,000 which are secured by the assets of the Parent Company (separately and together, the "Existing Indebtedness").

WHEREAS, the Secured Creditors represent the sole secured creditors of the Parent Company and the Company, except for BDH under the Original Elkhorn Streaming Contract (defined below).

WHEREAS, the Company entered into that certain Mineral Product Receivables Purchase Agreement, dated April 15, 2011 (“Original Elkhorn Streaming Contract”), with EGLLC and BDH for aggregate capital contributions totaling U.S. $10,000,000.

WHEREAS, the Company seeks to raise an additional amount of capital though the Elkhorn Streaming Contract, expected to be no less than U.S. $10,000,000.00 and as much as U.S. $15,391,200.00 (such final amount of up to U.S. $25,391,200.00 being the “Contributed Capital”), for the further development of the Golden Dream Mine and, as required to execute the Elkhorn Streaming Contract, also including the refurbishment and maintenance of the Diamond Hill Mill, and other related expenditures expressly stipulated in the Use of Proceeds, included in Exhibit B, and pursuant to the Elkhorn Streaming Agreement, such obligations to be secured by up to 80,000 ounces of Payable Au on terms and conditions as described in the Elkhorn Streaming Contract, attached as Exhibit A;

WHEREAS, it is potentially in the best interests of the Company and the Secured Creditors to raise the Contributed Capital pursuant to the Elkhorn Streaming Contract, the Secured Creditors and the Purchasers desire, upon mutually agreeable terms and conditions, to enter into an Agreement to achieve an understanding and arrangement whereby the Purchasers are assured that the Property will not be foreclosed upon in a manner that would impede or impair the Company’s ability to undertake its obligations under the Elkhorn Streaming Contract;

WHEREAS, the Purchasers and the Secured Creditors desire to memorialize certain agreements with each other concerning their respective rights, duties and obligations to one another, subject to the rights, duties, obligations and interests granted under their respective creditor agreements, including any associated security agreement, and/or any mineral resource purchase agreement, between and among the the Purchasers and the Secured Creditors and the Parent and/or the Company (together, the “Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants herein, their respective performances, rights, duties, obligations and interests pertaining to the Agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree:

1.	Standstill

1.1	Secured Creditor hereby confirms and acknowledges that, to the best of Secured Creditors’ knowledge, as of the date of this Agreement there exist no current or past default or defaults by EGLLC, the Company, MTMI, the Parent Company or MFPI Partners, LLC (“MFPI”) under the Credit Documents and Loans (as such terms are defined in that certain Loan Reinstatement Agreement dated March 28, 2012, as amended, by and between the Secured Creditors, EGLLC, and MFPI referred to herein as the “Loan Reinstatement Agreement”) or the Loan Reinstatement Agreement on or prior to the Effective Date.

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1.2.	Upon any Event of Default occurring on or prior to September 30, 2013 (as “Event of Default” is defined under any security agreement or the Loan Reinstatement Agreement or Elkhorn Streaming Contract), the Secured Creditors agree to standstill and not exercise any foreclosure rights against EGLLC, the Company, MTMI, the Parent Company, MFPI Partners, LLC or the Property which would materially adversely affect: (i) the Company ordinary-course business operations (ii) reasonably functional milling capacity or ordinary-course operations of MTMI, or (iii) the Company’s ability by the employment of reasonable efforts and diligence to produce payable ounces of gold under the Elkhorn Streaming Contract until such time as all of the obligations of the Company under the Elkhorn Streaming Contract have been fully satisfied (collectively referred to as “Company Obligations”) (the “Standstill Period”) regardless of whether acts or omissions or conditions which would constitute an Event of Default by EGLLC, the Company, MTMI, the Parent Company, MFPI Partners, LLC or any party with respect to the Property shall actually have occurred during the Standstill Period. Notwithstanding the foregoing provisions, upon the occurrence of an Event of Default at any time following the execution and delivery of this Agreement by EGLLC, the Secured Creditors do not waive and hereby reserve, as against EGLLC, the Company, MTMI, the Parent Company, MFPI Partners, LLC or any party with respect to the Property, the full rights to declare and withdraw declarations of default, to collect (without resort to legal process) and receive sums due Secured Creditors under any of the provisions of the Loan Reinstatement Agreement or any of the documents incorporated therein by reference, and to foreclosure on the assets of EGLLC, to the fullest extent not inconsistent with the foregoing provisions. Pursuant to this Section 1.2 and during the Standstill Period, the Secured Creditor agrees not to commence any action or proceeding concerning the Existing Indebtedness or its security interest in the Property, without providing at least thirty (30) business days’ written notice to the EGLLC, the Company, the Parent Company and the Purchasers and providing the opportunity to cure within thirty (30) business days from receipt of such notice.

1.3	After the Standstill Period, Administrative Agent further agrees that no action shall be taken which would have the effect of materially impeding or impairing the satisfaction of the terms and conditions of the Elkhorn Streaming Contract or the Company Obligations (the “Post-Standstill Period”). Upon an Event of Default, Administrative Agent further agrees that no collection or enforcement action involving legal process shall be taken related to the Property, on behalf of the Secured Creditors, until such reasonable time as the Purchasers have exclusively determined that they are not able or not willing to raise sufficient capital through a future gold streaming agreement (“FGSA”) to cure any Event of Default and has provided written notice to the Secured Creditors of such determination. Any FGSA will (i) be subordinated to the Elkhorn Streaming Agreement; (ii) will have net proceeds after issuance expenses of not less than U.S$1,000,000.00 and not more than U.S. $5,000,000.00; and (iii) will have a use of proceeds strictly limited to (a) enabling the cure of a violation of an Event of Default and (b) bringing the Golden Dream Mine to operational readiness. Notwithstanding the above, the Parent Company may cure Event of Default by making a further equity investment in the Company provided that such cure is effectuated within the timing parameters set forth in Section 1 of this Agreement to cure such Event of Default. Pursuant to this Section 1.3, the Administrative Agent agrees not to commence any action or proceeding involving legal process on behalf of the Secured Creditors, concerning the Existing Indebtedness or its security interest in the Property without providing at least thirty (30) business days’ written notice to the EGLLC, the Company, the Parent Company and the Purchasers and providing the opportunity to cure within thirty (30) business days from receipt of such notice.

2.	Indemnification by Secured Creditors. The Secured Creditors shall indemnify, defend, and hold harmless the Purchasers against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities damages, recoveries, and deficiencies, including interest, penalties, and reasonable professional and attorneys' fees, including those arising from settlement negotiations, that the Purchasers shall incur or suffer, which arise, result from, or relate to a breach of, or failure by Secured Creditors to perform under this Agreement.

3.	Indemnification by Purchasers. The Purchasers shall indemnify, defend, and hold harmless Secured Creditors against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable professional and attorneys' fees, including those arising from settlement negotiations, that Secured Creditors shall incur or suffer, which arise, result from, or relate to a breach of, or failure by Purchasers to perform under this Agreement.

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4.	Acknowledgements

4.1	The Secured Creditors agrees and consents to the Company raising up to an aggregate total of U.S. $25,391,200.00 (including all sums raised under the Original Streaming Contract) pursuant to the Elkhorn Streaming Contract.

4.2	The Parent Company and the Company agree, warrant and represent that the Secured Creditors represent the sole secured creditors of the Parent Company and the Company, except for BDH under the Original Elkhorn Streaming Contract.

4.3	The Parent Company and the Company acknowledge the existence of this Agreement and covenant that they will not take any action which has the effect of frustrating the intention of this Agreement.

5.	New Investment

5.1	In the Event of Default, as set forth in the immediate preceding section, the Secured Creditors shall have the right but not the obligation to contribute and participate to an amount equal to 50% of any FGSA on the same terms and conditions as other participants in the FGSA.

6.	Foreclosure

6.1	In the event that there is an Event of Default after the Standstill Period, and such violation has not been cured under the terms and conditions of the applicable agreement (including the cure period set forth in Section 1.2 and Section 1.3 of this Agreement), Administrative Agent shall have the right to foreclose on the Company's assets including the Golden Dream Mine so long as the Company is not performing all of its Company Obligations. Pursuant to this Section 6, the Administrative Agent agrees not to commence any action or proceeding involving legal process on behalf of the Secured Creditors, concerning the Existing Indebtedness or its security interest in the Property without providing at least thirty (30) business days’ written notice to the EGLLC, the Company, the Parent Company and the Purchasers and providing the opportunity to cure with an additional thirty (30) business days from receipt of such notice. Upon the Administrative Agent exercising its rights to foreclose on the Company’s assets, including the Golden Dream Mine, the Elkhorn Streaming Contract shall be binding upon and inure to the benefit of the Purchasers and their respective heirs, personal representatives, transferees, successors and permitted assigns.

7.	Miscellaneous.

7.1	Assignment. The rights and obligations of the Secured Creditors and/or the Purchasers under this Agreement may be assigned to or assumed by a transferee of the respective obligations, as applicable.

7.2	Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, and successors.

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7.3	Parties in Interest. Except as expressly provided in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right to subrogation or action against any party to this Agreement.

7.4	Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.

7.5	Amendment. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties.

7.6	Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

7.7	Notices. Notices given under this Agreement shall be delivered in writing to: Secured Creditors: Barrie Cowan, 595 Laidley Street, San Francisco, California 94131 and New Purchasers: Eric Altman, 1610 Wynkoop Street, STE 400, Denver, CO 80202.

7.8	Governing Law and Venue. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Colorado, and any action or proceeding, including arbitration, brought by any party in which this Agreement is a subject, shall be brought in Denver County, Colorado.

7.9	Effect of Headings. The headings of the Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

7.10	Invalidity. Any provision of this Agreement which is invalid, void, or illegal, shall not affect impair, or invalidate any other provision of this Agreement, and such other provisions of this Agreement shall remain in full force and effect.

7.11	Counterparts. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. In lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

7.12	Number and Gender. When required by the context of this Agreement, each number (singular and plural) shall include all numbers, and each gender shall include all genders.

7.13	Further Assurances. Each party to this Agreement agrees to execute further instruments as may be necessary or desirable to carry out this Agreement, provided the party requesting such further action shall bear all related costs and expenses.

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7.14	Professional Fees and Costs. If any legal or equitable action, arbitration, or other proceeding, whether on the merits or on motion, are brought or undertaken, or an attorney retained, to enforce this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, then the successful or prevailing party or parties in such undertaking (or the party that would prevail if an action were brought) shall be entitled to recover reasonable attorney's fees and other professional fees and other costs incurred in such action, proceeding, or discussions, in addition to any other relief to which such party may be entitled. The parties intend this provision to be given the most liberal construction possible and to apply to any circumstances in which such party reasonably incurs expenses.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the day and year first written above.

ADMINISTRATIVE AGENT

/s/Gordon Snyder
By:
Gordon Snyder on behalf of the Secured Creditors

BLACK DIAMOND HOLDINGS LLC

BLACK DIAMOND FINANCIAL GROUP, LLC, its manager

/s/ Patrick W. M. Imeson
By: Patrick W. M. Imeson
Title: Manager

MFPI PARTNERS, LLC,

By:	/s/ Patrick W. M. Imeson
Patrick Imeson, Manager

ELKHORN GOLDFIELDS, LLC

By:	/s/Robert Trenaman

ELKHORN GOLDFIELDS, INC.

By:	/s/Robert Trenaman

MONTANA TUNNELS MINING, INC.

By:	/s/Robert Trenaman

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EASTERN RESOURCES, INC.

By:	/s/ Patrick W. M. Imeson

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